Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements No. 333-219706, 333-207427 and 333-289987 on Form S-8 and Registration Statement No. 333-288528 on Post-Effective Amendment No. 1 to Form S-4 on Form S-8 of Mechanics Bancorp (formerly HomeStreet, Inc.) of our report dated March 20, 2025, except for Note 23 – EARNINGS PER SHARE for which the date is July 3, 2025, on the consolidated financial statements of Mechanics Bank, which is included in this Current Report on Form 8-K/A.

/s/ Crowe LLP
Crowe LLP

Sacramento, California
September 25, 2025